Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                   Global Medium-Term Subordinated Notes, Series C
                  Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement,  dated  October 24, 1995 (To  Prospectus  Supplement,  dated
      August 7, 1995; to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.


SUMMARY OF TERMS:

Title of Notes:               7.00% Subordinated Notes Due November 13,
                              2010 (the "Notes").
Aggregate
Principal Amount:             $10,000,000.00.

Price to Public:              100.00%.

Issue Date:                   November 13, 1995.

Stated Maturity:              November 13, 2010.

Interest Rate:                7.00% per annum.

 Interest Payment Dates:      Monthly on the 13th day of each month,
                              commencing in December 1995, and at
                              Stated Maturity.

Regular Record Dates:         The first day of the month in which each Interest
                              Payment Date occurs.

Sinking Fund:                 None.

Redemption:                   The Notes are subject to redemption,  in whole but
                              not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any payment date occurring on or after November 13, 2000, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:                Lehman Brothers Inc.

Commission:                   1.60%.


Minimum Denomination:         $1,000.